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                                                                     EXHIBIT 5.1

                                [LETTERHEAD OF]
                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]

                                 (212) 474-1300

                                                               FEBRUARY 22, 2002

                         ASBURY AUTOMOTIVE GROUP, INC.

Dear Ladies and Gentlemen:

    We have acted as counsel for Asbury Automotive Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (No. 333-65998) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933 (the "Securities Act") of the offering and sale by the Company of 4,500,000 shares (the "Company Shares") of the Company's common stock, par value $.01 per share ("Common Stock") and the offering and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of 3,200,000 shares of Common Stock (the "Selling Stockholders Shares"), which shares shall be issuable upon the exchange described in the Registration Statement (the "Exchange") of membership interests of Asbury Automotive Group, L.L.C., a Delaware limited liability company, for shares of Common Stock of the Company immediately prior to the closing of the offering (the "Conversion"), pursuant to the terms of the Underwriting Agreement to be executed by the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Robertson
Stephens, Inc. (the "Underwriting Agreement").

    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (a) the Certificate of Incorporation of the Company and the proposed amendment thereto attached to the Registration Statement as Exhibit 3.2 (the "Amended and Restated Certificate"); (b) the By-laws of the Company; and (c) the form of certain resolutions to be adopted by the Board of Directors of the Company.

    Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

        1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

        2. Assuming the adoption of the Amended and Restated Certificate and the resolutions authorizing the issuance of the Company Shares and completion of the Exchange, (i) the Company Shares will be duly and validly authorized and when issued and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholders Shares will be duly and validly authorized and validly issued, fully paid and nonassessable.

    The opinion set forth in paragraph 2 is qualified to the extent we have assumed the due execution and delivery of the Underwriting Agreement.

    We are aware that we are referred to under the heading "Validity of Shares" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,
                                          /s/ Cravath, Swaine & Moore
                                          Cravath, Swaine & Moore

Asbury Automotive Group, Inc.
Three Landmark Square
Suite 500
Stamford, CT 06901